Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces Funding of Litigation Escrow Account and Completes its October 2009 Share Repurchase Plan

SAN FRANCISCO, CA, October 12, 2010 – Visa Inc. (NYSE:V) today announced that on October 8, 2010, it had deposited $800 million into the litigation escrow account previously established under the Company’s retrospective responsibility plan (the “Plan”). Under the terms of the Plan, the $800 million deposit has the effect of a repurchase by the Company of 10,997,507 shares of class A common stock at approximately $72.74 per share, on an as-converted basis, by reducing the as-converted class B common stock share count from 136,250,668 to 125,253,161. The deposit and price per share calculations were conducted in accordance with the Company’s certificate of incorporation using the volume-weighted average price over the 13-day pricing period from September 21, 2010, through October 7, 2010. As a result of the deposit, the conversion rate applicable to the Company’s class B common stock has decreased from 0.5550 to 0.5102.

In addition, the Company announced it has successfully completed its $1 billion share repurchase plan authorized in October 2009. In the fourth fiscal quarter of 2010, the Company repurchased a total of 4.6 million shares of class A common stock at an average price of $72.29 per share. Under the full plan, a total of 12.9 million shares of class A common stock were repurchased at an average price of $77.48 per share.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

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About Visa: Visa operates the world’s largest retail electronic payments network providing processing services and payment product platforms. This includes consumer credit, debit, prepaid and commercial payments, which are offered under the Visa, Visa Electron, Interlink and PLUS brands. Visa enjoys unsurpassed acceptance around the world and Visa/PLUS is one of the world’s largest global ATM networks, offering cash access in local currency in more than 170 countries. For more information, visit www.corporate.visa.com

Contacts:

Jack Carsky or Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com